Exhibit 10.3

Non-competition Agreement

between

Mr. Wang Shengcheng, Ms. Zhang Kun, Mr. Wang Zhiyi and Ms. Zhang Wenkai

and

Mass Media & Universal International Advertising Company Ltd.

This Non-competition Agreement (hereinafter referred to as this “Agreement”) is entered into as at January 31, 2008 in Beijing, People’s Republic of China by and between:

Party A:	Mr. Wang Shengcheng	Nationality: Canadian
Passport number: BA341072
	Ms. Zhang Kun	Nationality: Canadian
Passport number: JP587675
	Mr. Wang Zhiyi	Nationality: Chinese
ID card number: 320303193402202419
	Ms. Zhang Wenkai	Nationality: Chinese
ID card number: 320303193408202444

and

Party B:

MassMedia & Universal International Advertising Company Ltd.

Registered address: 1014B, Main Building of Tian’an Cyber Times Tower

Chegongmiao Road, Futian District, Shenzhen

Enterprise Legal Person Business License Number: QiHeYueShenZong

No. 111527

Whereas, Mr. Wang Shengcheng is the ultimate controlling shareholder of Party B, and Party B’s foreign shareholder is intending to conduct a public offering of its shares and become publicly listed abroad;

Whereas, if any existing or future corporation, company or other entities directly or indirectly controlled by Party A is engaged in the same business as Party B, Party B’s business will be damaged thereby.

NOW, THEREFORE, in accordance with relevant laws and regulations and through friendly negotiations, Party A and Party B reach agreement as follows on certain matters relating to business relationship.

Article 1 Definitions

For purposes of this Agreement, unless otherwise required by the context, the following terms shall have the meanings set forth below:

1.1	“Affiliate”, in respect of either party hereto, means any corporation, company or any other entity that is directly or indirectly controlled by such party, through (a) the direct or indirect ownership of more than 50% of the voting rights; or (b) the direct or indirect beneficial ownership of more than 50% of the distributable profit; or (c) the direct or indirect control of the board of directors or management; or (d) the direct or indirect ownership of more than 50% of the registered capital, of such corporation, company or entity. In order to avoid any doubt, for purposes of this Agreement, Party A’s Affiliates shall not include Party B or any of the Affiliates thereof.

1.2	“PRC” means the People’s Republic of China (for purposes hereof, excluding Hong Kong, Macao and Taiwan).

1.3	“Customer” means any individual, company, partnership or other organization to which Party B provides services or with which Party B is in cooperation.

1.4	“Potential Customer” means any individual, company, partnership or other organization that conducts negotiations or discussions with Party B regarding Party B’s provision of services thereto or future cooperation with Party B.

1.5	“Non-competition Period” means the period commencing from the effective date of this Agreement and ending on the earlier of:

(i) the date on which the public offered shares (or depositary shares; meaning the same below) of Party B’s direct or indirect foreign parent company (the “Listco”) cease being listed on any stock exchange; provided however that, any suspension of the trading of the shares of the Listco shall not be considered; and

(ii) the date on which Mr. Wang Shengcheng ceases being deemed to directly or indirectly control or hold 20% or more of the equity interest in the Listco; or

1.6	“Business” means the business conducted by Party B at present or in the future, including but not limited to, designing, producing, acting as the agent with respect to, or publishing advertisements for both domestic and foreign clients.

Article 2 Non-competition

Party A hereby undertakes to Party B that, within the Non-competition Period, without written consent of Party B, Party A shall not, whether on its own account or on behalf of any person, or in association with any individual, company, partnership or other organization, or as shareholder, partner, agent, consultant or in any other capacity,

(i) directly or indirectly conduct any business that is or may be in direct or indirect competition with Party B, within the territory in which Party B conducts the Business;

(ii) other than the companies directly or indirectly invested in by Party A prior to the execution of this Agreement, directly or indirectly invest in more than 5% of the equity interest in any company, partnership or other entity that competes or may compete with the Business;

(iii) compete with Party B by directly or indirectly soliciting or assisting in the solicitation of or contacting any of Party B’s Customers or Potential Customers, or accepting or assisting in the acceptance of any order from Party B’s Customers or Potential Customers; or

(iv) directly or indirectly induce, entice, encourage, incite or otherwise attempt to cause the employees of Party B, including officers and employees, to depart from Party B, or substantially involve itself in hiring the employees of Party B, including officers and employees, during the Non-competition Period.

Unless otherwise agreed by Party B or otherwise agreed between Party A and Party B in this Agreement, Party A shall cause each company, partnership or other entity directly or indirectly invested in by it prior to the execution of this Agreement not to conduct any business that is or may be in direct or indirect competition with Party B within the Non-competition Period.

Article 3 Right of First Refusal and Purchase Option

3.1	Party A hereby undertakes to Party B that Party A shall make its best efforts to promptly notify Party B of any business that competes or may compete with Party B or any business opportunity that is relevant to the Business upon Party A’s being aware of the same. Party B shall, within five (5) working days after its receipt of such notice from Party A, hold d board meeting to decide whether to consider or engage in such business or exploit such business opportunity so notified and Party B shall:

(i) notify Party A in writing within five (5) working days after the date of such board meeting if it decides to engage in such business or exploit such business opportunity so notified by Party A; or

(ii) notify Party A in writing within three (3) working days after the date of such board meeting if it decides not to engage in such business or exploit such business opportunity so notified by Party A. In such event, Party A shall, subject to Party B’s purchase option set forth in Section 3.2 below, have the right to engage in such business or exploit such business opportunity following its receipt of such written notice from Party B.

3.2	Party A hereby acknowledges and undertakes that where Party A engages in the said business relevant to the Business (the “New Business”) in accordance with Section 3.1(ii) above, Party B shall have an option to purchase the New Business, pursuant to which, at any time after Party A has commenced the New Business and within the Non-competition Period, Party B shall have the right (but not the obligation) to submit a request to Party A for the acquisition of all or any part of the New Business or any assets relating thereto, all at its sole discretion. In such case, Party A shall have the obligation to take any and all requisite actions, including but not limited to, executing relevant agreements and conducting relevant filings, to assist Party B in consummating such acquisition in accordance with applicable laws.

Article 4 Equal Responsibilities

Unless otherwise specified herein, all the undertakings of Party A under this Agreement are made on behalf of itself and its Affiliates. Any reference to Party A in this Agreement, unless otherwise specified, shall include the reference to Party A and its Affiliates.

Mr. Wang Shengcheng, Ms. Zhang Kun, Mr. Wang Zhiyi and Ms. Zhang Wenkai shall be severally and jointly liable for Party A’s non-competition obligations hereunder.

Article 5 Exclusion

Party A’s conduct of any business other than the Business during the Non-competition Period shall not be subject to the terms and conditions set forth herein.

Article 6 Representations, Warranties and Covenants

Each of Party A and Party B hereby represents, warrants and covenants to the other as follows:

(i) It has full power and authority (including but not limited to the receipt of the required approvals, consents or permits from the competent governmental authorities, or the required authorizations from relevant Affiliates) necessary for the execution and performance of this Agreement;

(ii) This Agreement shall , upon being executed and affixed with the seal hereunto in the manners specified herein, become effective and binding and enforceable in accordance with the terms hereof;

(iii) None of the provisions in this Agreement violates any of the bylaws or organizational documents of such party or any of the PRC laws or regulations; and

(iv) The execution and performance of this Agreement will not constitute a breach of or a default under any existing contract or agreement or arrangement to which such party is a party or by which such party is bound.

Article 7 Force Majeure

If any party fails to perform its obligations pursuant to the terms and conditions agreed hereunder due to any force majeure event, which is unforeseeable and the occurrence and consequences of which is inevitable and beyond its control, such party shall (i) promptly notify the other party of such force majeure event, and (ii) provide the other party with details thereof and valid documents supporting the reasons that all or part of the relevant obligations hereunder is unable to be performed or the performance of which has to be delayed, within fifteen (15) days from the occurrence of such force majeure event. The parties shall, according to the extent of the affection of the force majeure event on the performance of the obligations in question, negotiate to decide whether to suspend or delay the performance of such obligation or partially release the relevant party from the performance of the same.

Article 8 Confidentiality

Unless otherwise provided or required by applicable laws or competent regulatory authorities, neither party may make any announcement or provide or disclose any material or information concerning the business of the other party or the matters referred to herein to any corporation, company, organization or individual without written consent of the other party.

Article 9 Assignment

Neither party may assign any of its rights or obligations hereunder to any third party without prior written consent of the other party.

Article 10 Amendment, Waiver

10.1	This Agreement may not be amended or modified except by an instrument in writing signed by each party hereto.

10.2	Any consent, waiver or change made by a party hereto with respect to an event shall only be applicable to such event and not be construed as a consent, waiver or change with respect to any subsequent event of similar nature, unless with express written consent of such party.

10.3	Unless otherwise provided by applicable laws, the failure of either party to exercise or delay by either party in exercising any of its rights, authority or privilege hereunder shall not be deemed a waiver of any of such rights, authority or privilege, and partial exercise of such rights, authority or privilege shall not impede the future exercise of the same.

Article 11 Notices

11.1	Any notice or other communications (“Notice”) sent by a party pursuant to this Agreement shall be made in writing and written in Chinese.

11.2	All Notices required or permitted hereunder shall be given or made by delivery in person, by a courier service or by facsimile, and shall be deemed effectively given: (a) upon personal delivery to the party hereto to be notified; (b) when sent by a courier service, three (3) days following the date shown on the postmark, (c) when sent by confirmed facsimile, upon written confirmation of receipt.

11.3	All Notices shall be sent to the parties hereto at the following addresses:

If to Mr. Wang Shengcheng, Ms. Zhang Kun, Mr. Wang Zhiyi or Ms. Zhang Wenkai:

Address: F/6, Tower B, Corporate Square, 35 Jinrong Avenue, Xicheng District, Beijing

Postal code: 100032

Telephone: 86-10-8809 1080

If to Mass Media & Universal International Advertising Company Ltd.:

Attention: Xing Haiyan

Address: 1014B, Main Building of Tian’an Cyber Times Tower, Chegongmiao Road, Futian District, Shenzhen

Postal code: 518040

Telephone: 86-755-8347-4625

Article 12 Governing Law and Dispute Resolution

This Agreement shall be governed by, construed and enforced in accordance with the PRC law. Any dispute arising out of the validity, interpretation or performance of this Agreement shall be first settled through friendly negotiation. In event that the dispute fails to be settled through negotiation within thirty (30) days from the date of occurrence of such dispute, either party may bring a lawsuit to the competent people’s court.

Article 13 Effectiveness and Others

13.1	This agreement shall become effective upon the execution by Party A and the legal representative or authorized representative of Party B.

13.2	This agreement is severable. If any term or other provision of this Agreement is illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

13.3	This Agreement may be executed in five (5) counterparts, each of which shall be original, with each party to hold one (1). Each original counterpart shall have the same legal effect.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and place first above written.

By:	/s/ Wang Shengcheng
Wang Shengcheng

Date:

By:	/s/ Zhang Kun
Zhang Kun

Date:

By:	/s/ Wang Zhiyi
Wang Zhiyi

Date:

By:	/s/ Zhang Wenkai
Zhang Wenkai

Date:

Mass Media & Universal International Advertising Company Ltd. (to be affixed with company seal)

By:	/s/ Zhang Kun
Title:	Authorized representative/legal representative

Date: